Exhibit 3.1

AMENDED AND RESTATED

BYLAWS

OF

ARCTIC CAT INC.

ARTICLE I .

OFFICES

Section 1. Principal Office. The principal office of the corporation shall be located in the City of Plymouth, County of Hennepin, State of Minnesota.

Section 2. Registered Office. The registered office of the corporation may be the same as the principal office of the corporation, but in any event must be located in the State of Minnesota, and be the business office of the registered agent, as required by the Minnesota Business Corporation Act.

Section 3. Other Business Offices. The corporation may have business offices at such other places, either within or without the State of Minnesota, as the Board of Directors may designate or as the business of the corporation may require from time to time.

ARTICLE II.

SHAREHOLDERS

Section 1. Regular Meeting. The regular meeting of the shareholders shall be held at a time and place as set by the Board of Directors for the election of a Board of Directors and for the transaction of such other business as may properly come before the meeting.

Section 2. Special Meetings of Shareholders. Special meetings of the shareholders may be called at any time by the persons and in the manner provided by Section 302A.433 of the Minnesota Business Corporation Act, as it may be amended from time to time, or any successor statute(s) thereto. The business transacted at a special meeting is limited to the purpose or purposes stated in the notice of the meeting.

Section 3. Place of Meeting. The Chief Executive Officer, the Chief Financial Officer or the Board of Directors may designate any place, either within or outside the State of Minnesota, as the place of meeting for any regular meeting or for any special meeting; provided, that any special meeting called by the shareholders shall be held in the county where the corporation’s principal executive office is located. If no designation is made, the place of meeting shall be the principal executive office of the corporation in the State of Minnesota.

Section 4. Notice of Meetings of Shareholders.

A. Regular Meetings and Special Meetings. Notice of the time and place of all regular and special meetings shall be mailed by the Secretary to each shareholder at the last known address of said shareholder as the same appears on the books of the corporation. Notice may be given to a shareholder by means of electronic communication if the requirements of Section 302A.436, Subd. 5, as amended from time to time, or any successor statute(s) thereto, are met. Notice to a shareholder is also effectively given if the notice is addressed to the shareholder in a manner permitted by the rules and regulations under the Securities Exchange Act of 1934, as amended, provided that the corporation has first received the required written or implied consent.

B. Mailing. If notice is provided by mail, every notice shall be deemed duly served when the same has been deposited in the United States mail, with postage fully prepaid, addressed to the shareholder at his, her or its address as it appears on the stock transfer books of the corporation.

C. Waiver. Attendance of a person at a meeting of shareholders, in person or by proxy, shall constitute a waiver of such notice, except when attendance is for the express purpose of objecting to the transaction of any business, at the commencement of the meeting, because the meeting was not lawfully called or convened.

D. Time. The notice of meeting shall be given at least ten (10) days before the date of the meeting and not more than sixty (60) days before the date of the meeting.

Section 5. Quorum. A majority of the outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 6. Manner of Acting. The act of the majority of the shareholders present at a meeting at which a quorum is present shall be the act of the shareholders, except for the election of directors, as provided in the next sentence, or where law or the Articles of Incorporation or these Bylaws requires greater than such majority. Directors shall be elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present.

Section 7. Proxies. At all meetings of shareholders, a shareholder may vote by proxy executed in writing by the shareholder or by his, her or its duly authorized attorney in fact. Such proxy shall be in writing and shall be filed with an officer of the corporation before or at the time of the meeting.

Section 8. Voting of Shares. Each outstanding share of capital stock of the corporation shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders except as the Articles of Incorporation otherwise provide or permit.

Section 9. Properly Brought Business. At the regular meeting, the shareholders shall elect directors of the corporation and shall transact such other business as may properly come before them. To be properly brought before the meeting, business must be of a nature that is appropriate for consideration at a regular meeting and must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before the regular meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation, not less than ninety (90) days nor more than one hundred twenty (120) days prior to a meeting date corresponding to the previous year’s regular meeting. Each such notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the regular meeting (a) a brief description of the business desired to be brought before the regular meeting and the reasons for conducting such business at the regular meeting, (b) the name and address of record of the shareholders proposing such business, (c) the class or series (if any) and number of shares of the corporation which are owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) the intent of the shareholder to hold their shares in the corporation through the date of the meeting. Notwithstanding anything in these Bylaws to the contrary, no business shall be transacted at the regular meeting except in accordance with the procedures set forth in this Article; provided, however, that nothing in this Article shall be deemed to preclude discussion by any shareholder of any business properly brought before the regular meeting, in accordance with these Bylaws. The amendment or repeal of this section or the adoption of any provision inconsistent therewith shall require the approval of the holders of shares representing at least 70% of the outstanding shares of the common stock.

Section 10. Shareholder Proposals. Any shareholder proposal made pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, shall be governed by the requirements, procedures and notice deadlines of Rule 14a-8.

ARTICLE III.

BOARD OF DIRECTORS

Section 1. General Powers. The business, property and affairs of the corporation shall be managed by its Board of Directors.

Section 2. Number and Tenure. The business and affairs of this corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three (3) or more than nine (9) directors. The directors shall be divided into three (3) classes, as nearly equal in number as the then total number of Directors constituting the whole Board permits, with the term of office of one class expiring each year. Except as otherwise provided in this Article III, each director shall be elected by the shareholders to hold office for a term expiring at the third succeeding regular meeting of shareholders following the regular meeting at which such director was elected. Each director shall serve until his or her successor shall have been duly elected and qualified, unless he or she shall retire, resign, die or be removed.

Section 3. Vacancies. Any vacancies occurring in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office. Any directors so chosen shall hold office until the next election of the class of which such directors shall have been chosen and until their successors shall be elected and qualified, subject, however, to prior retirement, resignation, death or removal from office. Any newly created directorships resulting from an increase in the authorized number of directors shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible.

Section 4. Quorum. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. The directors present at a duly organized meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough directors to leave less than a quorum.

Section 5. Removal. Any director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least seventy percent (70%) of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

Section 6. Election. Notwithstanding any other provisions of this Article III, and except as otherwise provided by law, whenever the holders of any one or more class or series of common or preferred stock shall have the right, voting separately as a class or series, to elect one or more directors of this corporation, the term of office, the filling of vacancies and other features of such directorship shall be governed by the terms of these Bylaws applicable thereto, and such directors so elected shall not be classified pursuant to this Article III unless expressly provided by such terms.

Section 7. Nomination for Election. Subject to the rights of holders of any class or series of stock having a preference over the common shares as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. However, any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to a meeting date corresponding to the previous year’s regular meeting. Each such notice to the Secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting, intends to hold their shares of the corporation through the date of the meeting and to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as a director of the corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. The amendment or repeal of this section or the adoption of any provision inconsistent therewith shall require the approval of the holders of shares representing at least seventy percent (70%) of the outstanding shares of the common stock.

Section 8. Qualifications. Directors need not be residents of the State of Minnesota or shareholders of the corporation.

Section 9. Regular Meetings. A regular meeting of the Board of Directors shall be held without notice before or after each regular meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, within or without the State of Minnesota, for the holding of additional regular meetings without other notice than such resolution.

Section 10. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of any director or the Chief Executive Officer. The person or persons authorized to call special meetings of the Board of Directors may fix the place within or without the State of Minnesota for holding and special meeting of the Board of Directors called by them, and if no other place is fixed, the place of meeting shall be the principal office of the corporation in the State of Minnesota. The business transacted at a special meeting is limited to the purpose or purposes stated in the notice of the meeting.

Section 11. Electronic Communications. (a) A conference among directors by any means of communication through which the directors may simultaneously hear each other during the conference constitutes a Board of Directors meeting, if the same notice is given of the conference as would be required by Section 14 for a meeting, and if the number of directors participating in the conference would be sufficient to constitute a quorum at a meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

(b) A director may participate in a Board of Directors meeting not described in Paragraph (a) by any means of communication through which the director, other directors so participating, and all directors physically present at the meeting may simultaneously hear each other during the meeting. Participation in a meeting by that means constitutes presence in person at the meeting.

Section 12. Action Without Meeting. (a) An action required or permitted to be taken at a Board of Directors meeting may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

(b) The written action is effective when signed, or consented to by authenticated electronic communication, by the required number of directors unless a different effective time is provided in the written action.

Section 13. Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a Board of Directors meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for the purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes of the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as a proposal to which the director has consented or objected.

Section 14. Notice of Meetings of Directors.

A. Special Meetings Only. Notice of the time and place of all special meetings shall be mailed by the Secretary to each director to the last known address of each director as the same appears on the books of the corporation, or be given by telephonic, electronic communication or personally.

B. Mailing. If by mail, every notice shall be deemed duly served when the same has been deposited in the United States mail, with postage fully prepaid, addressed to the director at his address as it appears on the books of the corporation.

C. Waiver. Attendance of a director at a meeting, in person or by proxy, shall constitute a waiver of such notice, except when attendance is for the express purpose of objection to the transaction of any business, at the commencement of the meeting, because the meeting was not lawfully called or convened.

D. Time. The notice shall be given at least three (3) days before the date of the meeting if by mail, or at least twenty-four (24) hours before the date of the meeting if by telephone, electronic communication or personally.

Section 15. Manner of Acting. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, except where applicable law requires a different number.

Section 16. Executive Committee. The Board of Directors may by resolution appoint two or more members of the Board of Directors as an Executive Committee to manage the business of the corporation during the interim between meetings of the Board of Directors.

Section 17. Salary. By resolution of the Board of Directors, each director may be paid his expense of attendance at each Board of Directors meeting, and may be paid a stated amount or a fixed sum for attendance as a director at each meeting of the Board of Directors, or both.

ARTICLE IV.

OFFICERS

Section 1. Designation. The corporation shall have one or more natural persons exercising the functions of the offices of Chief Executive Officer, Chief Financial Officer and Secretary. The Board of Directors may create additional offices and officers need not be directors.

Section 2. Multiple Offices. Any number of offices or functions of those offices may be held or exercised by the same person. If a document must be signed by persons holding different offices or functions and a person holds or exercises more than one of those offices or functions, that person may sign the document in more than one capacity, but only if the document indicates each capacity in which the person signs.

Section 3. Election and Term of Office. The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at a regular meeting of the Board of Directors held immediately before or following each regular meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

Section 4. Removal. Any officer or agent elected or appointed by the Board of Directors may be removed, with or without cause, by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby.

Section 5. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors for the unexpired portion of the term.

Section 6. Chief Executive Officer. The Chief Executive Officer shall: (a) have general active management of the business of the corporation; (b) when present, preside at all meetings of the shareholders and at the request of the Chairman of the Board, preside at the meetings of the Board of Directors; (c) see that all orders and resolutions of the Board of Directors are carried into effect; (d) sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by the Articles of Incorporation or Bylaws or by the Board of Directors to some other officer or agency of the corporation; (e) maintain records of and, whenever necessary, certify all proceedings of the Board of Directors and the shareholders; and (f) perform other duties prescribed by the Board of Directors.

Section 7. Chief Financial Officer. The Chief Financial Officer shall: (a) keep accurate financial records for the corporation; (b) deposit all money, drafts, and checks in the name of and to the credit of the corporation in the banks and depositories designated by the Board of Directors; (c) endorse for deposit all notes, checks, and drafts received by the corporation as ordered by the Board of Directors making proper vouchers therefore; (d) disburse corporate funds and issue checks and drafts in the name of the corporation, as ordered by the Board of Directors; (e) render to the Chief Executive Officer and the Board of Directors, whenever requested, an account of all transactions by the Chief Financial Officer and of the financial condition of the corporation; and (f) perform other duties prescribed by the Board of Directors or by the Chief Executive Officer.

Section 8. Secretary. The Secretary shall: (a) keep the minutes of the meetings of the shareholders, the Board of Directors and committees of the Board of Directors; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;

(c) be custodian of the corporate records; (d) keep or cause to be kept a register of the post office address of each shareholder which shall be furnished by such shareholder; (e) sign with the Chief Executive Officer, certificates for shares of the corporation, the issue of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned by the Board of Directors or Chief Executive Officer.

Section 9. Additional and Acting Officers. The additional officers, if any, selected by the Board of Directors, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Chief Executive Officer or by the Board of Directors. The Board of Directors shall have the power to appoint any person to perform the duties of an officer whenever for any reason it is impracticable for such officer to act personally. Such acting officer so appointed shall have the powers of and be subject to, all the restrictions upon the officer to whose office he or she is so appointed except as the Board of Directors may by resolution otherwise determine.

Section 10. Delegation. Unless prohibited by a resolution approved by the affirmative vote of a majority of the directors present, an officer elected or appointed by the Board of Directors may, without the approval of the Board of Directors, delegate some or all of the duties and powers of an office to other persons. An officer who delegates the duties or powers of an office remains subject to the standard of conduct for an officer with respect to the discharge of all duties and powers so delegated.

Section 11. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the corporation.

ARTICLE V.

CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 1. Shares and Share Certificates. Shares of this corporation not exceeding the authorized number thereof as specified in the Articles of Incorporation may be issued as either certificated shares or uncertificated shares. Except as otherwise expressly provided by statute, the rights and obligations of the holders of certificated and uncertificated shares of the same class and series shall be identical. The officers of the corporation may delegate to the transfer agent and/or registrar for the corporation such of the duties relating to the recording and maintenance of records relating to shares of stock and shareowners of the corporation as may be deemed expedient and convenient and as are assumed by said registrar and/or transfer agent. Each holder of certificated shares shall be entitled to a certificate of shares that has been signed, which signature may be by facsimile, by the Chief Executive Officer or another officer and by the Secretary or another officer.

Section 2. Uncertificated Shares. The corporation may provide that some or all of any or all classes and series of the corporation will be uncertificated shares. Such action shall not apply to shares then represented by a certificate until such certificate is surrendered to the corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates pursuant to applicable law.

Section 3. Value. Shares may be issued for any consideration authorized by a resolution approved by the affirmative vote of a majority of the directors present at a meeting of the Board of Directors at which a quorum is present, or approved by the affirmative vote of the holders of a majority of the voting power of the shares present at a meeting of the shareholders at which a quorum is present, valuing all non-monetary consideration and establishing a price in money or other consideration, or a minimum price, or a general formula or method by which the price will be determined.

Section 4. Restrictions on Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation of any restriction imposed by the corporation upon the transfer of such shares.

Section 5. Lost, Destroyed or Stolen Certificates. Where the owner claims that his, her or its certificate for shares has been lost, destroyed, or wrongfully taken, a new certificate, or if appropriate uncertificated shares in place of such certificate, shall be issued in place thereof, if the owner (a) so requests before the corporation has notice that such shares have been acquired by a bona fide purchaser, and (b) files with the corporation a sufficient indemnity bond, and (c) satisfies such other reasonable requirements as the Board of Directors may prescribe.

Section 6. Transfer of Shares. Transfer of certificated and uncertificated shares of the corporation shall be made only on the share register of the corporation, and no transfer of shares shall be valid until such transfer shall have been made thereon. The person in whose name shares stand on the share register of the corporation shall be deemed by the corporation to be the owner thereof for all purposes unless a different beneficial owner shall have been designated as otherwise provided in these bylaws. Transfers of certificated shares shall be made only by the shareholder named in the certificate (or his, her or its legal representative or duly authorized attorney-in-fact) and upon surrender for cancellation of the certificate or certificates for such shares, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the corporation or its transfer agent may reasonably require. Upon the surrender of any certificate for transfer of stock, such certificate shall at once be conspicuously marked on its face “Cancelled” and filed with the permanent stock records of the corporation. Transfers of uncertificated shares shall be made only by the holder thereof (or his, her or its legal representative or duly authorized attorney-in-fact) upon presentment of proper evidence of authority to transfer in accordance with the customary procedures for transferring shares in uncertificated form.

ARTICLE VI.

DIVIDENDS

The Board of Directors may from time to time declare dividends.

ARTICLE VII .

SEAL

The corporation shall not have a corporate seal.

ARTICLE VIII.

AMENDMENTS

These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted either by an affirmative vote of the shareholders representing a majority of all the shares issued and outstanding, at any regular or special shareholders’ meeting, or by the affirmative vote of the majority of the Board of Directors at any regular or special meeting, unless the Articles of Incorporation, Bylaws or state statutes require greater than the majority. The Board of Directors may make and alter all Bylaws, except those Bylaws fixing their number, qualifications, classifications, or term of office, provided, that any Bylaw amended, altered or repealed by the directors as provided herein may thereafter be amended, altered, or repealed by the shareholders.

ARTICLE IX.

FISCAL YEAR

The fiscal year of the corporation shall begin on the first day of April in each year.

ARTICLE X.

INDEMNIFICATION

Any person who at any time shall serve or shall have served as a director, officer or employee of the corporation, or of any other enterprise at the request of the corporation, and the heirs, executors and administrators of such person shall be indemnified by the corporation in accordance with, and to the fullest extent permitted by, the provisions of the Minnesota Business Corporation Act, as it may be amended from time to time, or as required or permitted by other provisions of law.

These Bylaws were last Amended and Restated effective January 15, 2013.

Attest:

/s/ Claude J. Jordan
Claude J. Jordan, Chairman and CEO